Exhibit 99.1

Praxair Raises Prices for Silane

DANBURY, Conn.--(BUSINESS WIRE)--Praxair, Inc. (NYSE: PX) is notifying customers worldwide of a price increase for silane in the range of 20% to 30%, effective immediately or as contracts permit.

This action is being implemented in response to escalating costs for raw materials, energy, packaging and distribution. Growth in the demand for silane is outpacing supply, particularly in the rapidly growing solar cell and liquid-crystal display (LCD) markets. Silane is a key process gas used in the production of semiconductors, thin-film transistor, LCD panels and thin-film solar cells.

“This action will allow Praxair to continue to invest in supply and distribution capabilities around the world to meet our customers’ need for reliable silane supply,” said Ray Roberge, president of Praxair Electronics. The company recently commissioned a new silane transfill operation in South Korea.

About Praxair Electronics

As an experienced supplier to the polysilicon and photovoltaic industries, Praxair Electronics offers a complete portfolio of process gases, gas handling and distribution systems, services and deposition materials to help customers operate efficiently and reliably. Praxair Electronics also provides the global semiconductor industry with process consumables, including a full line of gases and materials; sputtering targets; CMP pads; on-site services; chamber components including electrostatic chucks; and spare-parts logistics services. In 2007, Praxair’s sales to the global electronics industry were about $750 million. More information on Praxair Electronics is available on the Internet at: www.praxair.com/electronics.

About Praxair, Inc.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2007 sales of $9.4 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com

CONTACT:
Praxair, Inc.
Media:
Stephanie Ferran, 845-398-8403
stephanie_ferran@praxair.com
or
Investors:
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com